EXHIBIT 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
     We consent to the incorporation by reference in the Registration Statement of Sunair Services Corporation on Form S-3 of our report dated December 23, 2005, on our audits of the consolidated financial statements of Sunair Services Corporation as of September 30, 2005 and 2004 and for each of the years then ended, which report is included in Sunair Services Corporation’s Annual Report on Form 10-KSB for the year ended September 30, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/ BERENFELD SPRITZER SCHECHTER & SHEER BERENFELD SPRITZER SCHECHTER & SHEER
Sunrise, Florida
January 27, 2006